Exhibit 99.1

SUPERIOR INDUSTRIES TO CLOSE SOUTHERN CALIFORNIA MANUFACTURING PLANT
IN FACE OF LOWER PRODUCT DEMAND

-- Action Eliminates Approximately 290 Jobs or 9% of Company’s Work Force--

VAN NUYS, CALIFORNIA -- January 13, 2009 -- Superior Industries International, Inc. (NYSE:SUP), a supplier of aluminum wheels to automotive manufacturers, today announced it will close its manufacturing facility in Van Nuys, California, in an effort to further reduce costs and more closely align its capacity with sharply lower demand for light vehicles.  With its remaining five plants in North America and joint venture in Hungary, Superior has sufficient capacity to accommodate current and expected production requirements.

The company said the move will eliminate approximately 290 jobs, representing 9% of Superior’s total work force, and save approximately $16.5 million in annualized labor costs.

Superior expects the plant closing to be completed by the end of the second quarter of 2009 and that it will incur severance and other associated costs of approximately $2.1 million.  The company said asset impairment charges related to the closing have yet to be determined but are expected to be recorded in the fourth quarter ended December 28, 2008.  At December 28, 2008, the net book value of manufacturing equipment and related fixed assets at the Van Nuys manufacturing facility was approximately $17.4 million.

“Closing the Van Nuys plant, where we launched our OEM aluminum wheel business over 30 years ago, and losing many loyal and long-term employees makes this decision particularly difficult,” said Chairman, CEO and President, Steven Borick.  “Nevertheless, it is imperative to right size our capacity in line with current and projected vehicle production while maintaining the leverage for future business opportunities.  We are committed to coming out of this unprecedented business downturn as a stronger, leaner company.”

About Superior Industries
Superior supplies aluminum wheels to Ford, General Motors, Chrysler, Audi, BMW, Jaguar, Land Rover, Mazda, Mercedes Benz, Mitsubishi, Nissan, Seat, Skoda, Subaru, Suzuki, Toyota, Volkswagen and Volvo. For more information, visit www.supind.com.

Forward-Looking Statements
This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which include references to expected cost savings, improved capacity utilization and continued payment of dividends, are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.